“Authorizing point-of-care serology tests will enable more timely and convenient results for individuals who want to understand if they have previously been infected with the virus that causes COVID-19,” said FDA Commissioner Stephen M. Hahn, M.D. Global WholeHealth Partners Corp is proud to announce that it is now offering the POINT OF CARE (POC) Rapid Antibody test which was EUA Authorized on September 23, 2020. Global is partnering with Azzure.

Stephen M. Hahn FDA Commissioner, also stated “Until today, serology test samples were generally only able to be evaluated in a central lab, which can be time consuming and use additional resources to transport samples and run the test. As more and more point-of-care serology tests are authorized, they will help conserve those resources and may help reduce processing time for other types of COVID-19 tests, as less time is spent on serology tests.”

https://www.fda.gov/news-events/press-announcements/coronavirus-covid-19-update-fda-authorizes-first-point-care-antibody-test-covid-19

This authorization means that fingerstick blood samples can now be tested in POC settings like doctor’s offices, hospitals, urgent care centers and emergency rooms rather than having to be sent to a central lab for testing, saving time, money and most importantly lives.

Global understands the need for fast testing and fast results. Global knows earlier the better, saves lives.  With the new fingerstick test, we can prick a finger and get results in minutes and not have to wait for a venous blood.  Global will be able to distribute this tests to more urgent cares, hospitals , and - to help control CoViD19 SARS2.

Global WholeHealth Partners Corp. offers cutting edge technology using In-vitro Diagnostic (IVD) Real-Time PCR test that detects in 1 1⁄2 hours and the Rapid Diagnostic Testing (RDT) Whole Blood, Serum /Plasma that can detect between 10-15 minutes, which predict diseases ahead of its industry competitors.

Mr. Charles Strongo, the Chairman and CEO of Global WholeHealth Partners Corp, said, “The Company’s goal is to offer the fastest and most reliable in-vitro diagnostic tests on the market, while keeping ahead in R&D, by offering FDA Approved Troponin I Whole Blood, Nasal Swab Influenza A & B, and Throat Swab Strep A, Urine and Saliva Drug Testing, Whole Blood Mononucleosis, H. Pylori, FOB, and several other tests.”

For international testing, which is not sold in the USA, but has a Certificate of Exportability by the FDA Certificate No. 2260-11-2019, are tests like Rapid Ebola, Rapid Dengue Fever Antibody and Antigen, Rapid Tuberculosis (TB), Rapid Malaria, and many other rapid tests. The rapid antibody test allows results to be available in 15 minutes or less.  The easy to use assay develops three clear lines that confirm the assay validity and the qualitative detection and differentiation of IgM and IgG antibodies to the SARS-CoV-2 virus.

Right now, under the FDA guidelines, GWHP is selling the Covid-19 rt-qPCR Test to high complexity labs or medical institutions that qualify under the FDA guidelines as Global had partnered with 1 Drop, which has received its FDA EUA Authorization. Global is also selling the IgG/IgM Antibody Rapid Test for Covid-19 as Global has partnered with Assure which has received its FDA EUA Authorization.

Call 1-877-568-GWHP (4947) to become a distributor or buy COVID 19 rapid test rt-qPCR kits or the Antibody IgG/IgM Rapid CoViD 19 test. We offer small sample size test kits, sold in packs of 100.

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About Global WholeHealth Partners Corp.:

Global WholeHealth Partners Corp's Made in the USA Covid-19 Rapid Test Kits are manufactured in sunny San Diego, California, and are suitable for the qualitative detection of SARS-CoV-2 IgM/IgG antibodies in human serum, plasma, or whole blood within 15 minutes.

By so doing, GWHP has led the fight against vector borne terminal diseases such as Ebola, ZIKA, Dengue, Malaria, Influenza and Tuberculosis, Corona Viruses, and among other vector borne diseases. Our vision is to lead the industry in infectious disease diagnostics and provide molecular solutions that lessen the time to diagnose medical results and empower healthcare professionals. For more details: https://gwhpcorp.com

Media Contact:
Name: Charles Strongo, CEO, Global WholeHealth Partners Corp.
Email: investors@gwhpcorp.com

Forward-Looking Statements

This press release contains "forward-looking statements.”  Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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